Exhibit 10.3

COMMUNITY HEALTHCARE TRUST

INCORPORATED

2014 INCENTIVE PLAN

WHEREAS, Community Healthcare Trust Incorporated (“CHCT”) desires to adopt this 2014 Incentive Plan (the “Plan”).   The Plan will: (i) provide for the issuance of incentive awards, including cash and restricted stock awards; and (ii) comply with section 409A of the Internal Revenue Code;

NOW, THEREFORE, the Plan set forth below is hereby adopted effective April 1, 2014:

1.               PURPOSE OF THE PLAN.

The purpose of the Plan is to promote the interests of CHCT and its stockholders by strengthening CHCT’s ability to i) attract, motivate, and retain personnel upon whose judgment, initiative, and efforts the financial success and growth of the business of CHCT largely depend; ii) offer such personnel additional incentives to put forth maximum efforts for the success of the business; and iii) afford them an opportunity to acquire a proprietary interest in CHCT through stock ownership.

CHCT believes that restricted stock grants with long vesting periods align the interests of officers and directors with its shareholders and provide strong incentives to grow the value of the stock and to maintain the dividend payment.   The officers and directors personally benefit from these efforts through their restricted stock awards, which receive dividends at the same rate as unrestricted common stock.   Prior to vesting, the restricted stock grants are subject to forfeiture.

2.               DEFINITIONS.

Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

“Award” means an award of Cash and/or Restricted Stock under the Plan.

“Award Agreement” means an agreement entered into between CHCT and a Participant setting forth the terms and conditions of an Award granted to a Participant.

“Base Salary” means, with respect to each Participant for a Plan Year, the base rate of compensation paid to a Participant by CHCT for the Plan Year and excludes all other forms of compensation such as benefits, pension contributions employer matches related to any deferral arrangement and other cash payments, but does not exclude employee contributions which are based upon an employee’s deferral of compensation, such as a nonqualified deferred compensation arrangement or a cash or deferred arrangement under section 401(k) of the Code, or any elective reduction of Base Salary pursuant to any program pursuant to this Plan.

“Board” means the Board of Directors of CHCT.

“Change in Control” shall have the meaning specified in Article 8 hereof.

“CHCT” means Community Healthcare Trust Incorporated and its successors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the compensation committee of the Board, subject to the provisions of Article 4 hereof.

“Common Stock” means the common stock, $.01 par value per share, of CHCT.

“Compensation” means Base Salary, any cash bonus payable to the Participant pursuant to any incentive plan of CHCT and any Restricted Stock Award pursuant to this Plan that would become unrestricted during the Reduction Year

“Date of Grant” means the date on which an Award under the Plan is made by the Committee, or such later date as the Committee may specify to be the effective date of the Award.

“Disability” means a condition that results in a Participant (i) being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) receiving income replacement benefits for a period of not less than three months under any accident and health plan covering employees of CHCT by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Eligible Person” means any person who is an Employee of CHCT or any of its Subsidiaries and any director, consultant or other independent contractor providing services to CHCT or a Subsidiary.

“Employee” means any person who is employed as a common law employee.

“Exchange Act” means the Securities and Exchange Act of 1934.

“Participant” means any Eligible Person who holds an outstanding Award under the Plan.

“Plan” means the Community Healthcare Trust Incorporated 2014 Incentive Plan as set forth herein, as it may be amended from time to time.

“Restricted Stock Award” means an Award entitling a Participant to shares of Common Stock that are nontransferable and subject to forfeiture until specific conditions established by the Committee are satisfied.

“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by CHCT, or any other affiliate of CHCT that is so designated, from time to time, by the Committee.

3.               SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

3.1. Number of Shares. Subject to the following provisions of this Article 3, the aggregate number of shares of Common Stock that may be issued pursuant to all Awards under the Plan shall be equal to seven percent (7%) of the total number of shares of Common Stock outstanding after CHCT’s initial public offering (including any shares of Common Stock sold by CHCT pursuant to the exercise of any over-allotment option).   The shares of Common Stock to be delivered under the Plan will be made available from authorized but unissued shares of Common Stock or issued shares that have been reacquired by CHCT.   To the extent that an Award becomes unrestricted or is forfeited, the shares of Common Stock covered thereby will no longer be charged against the foregoing maximum share limitations and may again be made subject to Awards under the Plan. The maximum number of shares that may be awarded in any calendar year to an Eligible Person who is subject to the Code Section 162(m) compensation limit is seventy-five thousand (75,000) shares.

3.2. Adjustments. If there shall occur any recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or other change in corporate structure affecting the Common Stock, the Committee shall cause an adjustment to be made in (i) the maximum number and kind of shares provided in Section 3.1 hereof, (ii) the number and kind of shares of Common Stock, share units, or other rights subject to then outstanding Awards, (iii) the price for each share or unit or other right subject to then outstanding Awards, (iv) the performance targets or goals applicable to any outstanding Performance Awards to the extent such performance targets or goals are expressed as amounts per share, or (v) any other terms of an Award that are affected by such an event.

4.               ADMINISTRATION OF THE PLAN.

4.1. Committee Members. The Plan shall be administered by the Committee.   The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan.   No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

4.2 Delegatory Authority. Notwithstanding anything herein to the contrary, the Committee may delegate responsibility for granting Awards and otherwise administering the Plan with respect to Eligible Persons to one or more different subcommittees consisting of one or more members of the Committee.

4.3. Discretionary Authority. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration.   The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan.   All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

5.               AWARD ELIGIBILITY, FEATURES AND RESTRICTIONS.

5.1. Terms of Awards. All Eligible Persons are eligible to be designated by the Committee to receive an Award under the Plan.   The Committee has authority, in its sole discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares or units subject to the Awards that are granted under the Plan.   An Award may be evidenced by an Award Agreement between CHCT and the Participant that shall include such terms and conditions (consistent with the Plan) as the Committee may determine; provided, however, that failure to issue an Award Agreement shall not invalidate an Award.   An Award Agreement may also be reflected in the Committee minutes or a letter from the Committee to the Participant.

5.2. Rights as Stockholder. Unless otherwise stated in an Award Agreement, a Participant will at the time an Award is granted have all rights of a stockholder with respect to any shares of Common Stock that are transferred pursuant to a Performance Award or Restricted Stock Award. Such rights include the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.   A Participant shall not have stockholder rights until shares of Common Stock are transferred upon the vesting of Restricted Stock Units or upon the payment of any shares of Common Stock associated with the award of Performance Units.   Except as provided in Section 3.2 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights until a Participant has become a stockholder with respect to an Award.

5.3. Issuance and Delivery of Shares. Shares of Common Stock that are transferred or become transferable pursuant to an Award shall be issued as specified in this Section 5.3, but subject to the restrictions specified herein and/or in an Award Agreement.

(a) Date of Issuance. Shares of Common Stock to be issued pursuant to an Award shall be delivered to Participants by CHCT (or its transfer agent) as soon as administratively feasible after (i) a Participant receives a Restricted Stock Award, and (ii) all conditions for transfer of Stock specified in an Award have occurred; provided, however, that CHCT may condition the delivery of shares on the Participant’s execution of any applicable stockholder agreement or agreement described in paragraph (d) of this Section 5.3 that CHCT requires at the time of exercise; and provided, further, that CHCT may delay the delivery of Stock until all restrictions specified in an Award have lapsed and the Common Stock is no longer subject to a substantial risk of forfeiture.   As an alternative to physical delivery, shares may be retained by CHCT’s transfer agent in book entry form.

(b) Transfer Restrictions. Common Stock granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee.   The Committee may require the Participant to enter into an escrow agreement providing that the certificates representing the shares granted or sold under the Award will remain in the physical custody of CHCT or an escrow holder until all restrictions are removed or have expired.   Failure to satisfy any applicable restrictions shall result in the subject shares of the Award being forfeited and returned to CHCT, with any purchase price paid by the Participant to be refunded, unless otherwise provided by the Committee.   The Committee may require that certificates representing the shares granted under an Award bear a legend making appropriate reference to the restrictions imposed.

(c) Securities Law Compliance. Notwithstanding anything herein to the contrary, no Award shall be exercisable, no Common Stock shall be issued, no certificates for shares of Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all federal or state laws and regulations (including, without limitation, withholding tax requirements), federal and state securities laws and regulations and the rules of all securities exchanges or self-regulatory organizations on which CHCT’s shares may be listed.   CHCT shall have the right to rely on an opinion of its counsel as to such compliance.   Any certificate issued to evidence shares of Stock issued pursuant to this Plan may bear such legends and statements as the Committee upon advice of counsel may deem advisable to assure compliance with federal or state laws and regulations.

(d) Representations by Participants. As a condition to the receipt of or the transfer of Common Stock pursuant to an Award, CHCT may require a Participant to represent and warrant at the time that the shares are being acquired only for investment and without any present intention to sell or distribute such shares.   At the option of CHCT, a stop transfer order against any shares of stock may be placed on the official stock books and records of CHCT, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel was provided (concurred in by counsel for CHCT) and stating that such transfer is not in violation of any applicable law or regulation may be stamped on the stock certificate in order to assure exemption from registration.   The Committee may also require such other action or agreement by the Participants as may from time to time be necessary to comply with federal or state securities laws.   This

provision shall not obligate CHCT or any Subsidiary to undertake registration of Common Stock hereunder.

6.               RESTRICTED STOCK AWARDS.

6.1. Grant of Restricted Stock Awards. A Restricted Stock Award represents shares of Common Stock that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Committee may determine.   Forfeiture conditions may be performance or nonperformance based, or a combination thereof, in the sole discretion of the Committee.   The Committee may, in connection with any Restricted Stock Award, require the payment of a specified purchase price.

6.2. Vesting Requirements. The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement.   Such vesting requirements may be based on the continued employment of the Participant with CHCT or its Subsidiaries for a specified time period or periods, provided that any such restriction shall not be scheduled to lapse in its entirety earlier than the first anniversary of the Date of Grant.   Such vesting requirements may also be based on the attainment of specified business goals or measures established by the Committee in its sole discretion.

7.               CHANGE IN CONTROL.

7.1. Effect of Change in Control. Unless stated otherwise in an Award Agreement, the provisions of this Article 7 will apply to outstanding Awards at the time of a Change in Control to the extent of rights under such Awards that have not been previously forfeited.   The surviving corporation or entity or acquiring corporation or entity, or affiliate of such corporation or entity, may assume any Awards outstanding under the Plan or substitute similar equity and incentive awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this Section 7.1) for those outstanding under the Plan.

(a) In the event that any surviving corporation or entity or acquiring corporation or entity in a Change in Control, or affiliate of such corporation or entity, does not assume such Awards and does not substitute similar awards for those outstanding under the Plan, then all Awards outstanding shall, immediately prior to the Change in Control event, become fully vested to the extent not previously forfeited.

(b) In the event that any surviving corporation or entity or acquiring corporation or entity in a Change in Control, or affiliate of such corporation or entity, assumes Awards outstanding under the Plan at the time of the Change in Control, or substitutes Awards with similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this Article 8 for those outstanding under the Plan), and the employment of a Participant is terminated without Cause or for Good Reason within 18 months after the effective date of the Change in Control event, all Awards held by such Participant shall become fully vested to the extent not previously forfeited.   The terms “Cause” and “Good Reason” shall have the same meanings as the same or similar terms in any written employment agreement between the Participant and CHCT or Subsidiary or as specified in an Award Agreement.   In the absence of such a written agreement, such terms shall be defined as follows for purposes of this Section 8.1:

(1) “Cause” means involuntary termination of employment due to: (i) conviction of a crime of moral turpitude that adversely affects the reasonable business interests of CHCT, (ii) commission of an act of fraud, embezzlement, or material dishonesty against CHCT or any Subsidiary, or (iii) intentional neglect of the responsibilities of employment, and such neglect remains uncorrected for more than 30 days following written notice from CHCT detailing the acts of neglect.

(2) “Good Reason” means voluntary termination of employment by the Participant because the terms of employment are modified so that the position is not substantially equivalent to the position held immediately prior to the time of the Change in Control.   A position is “substantially equivalent” if it is the same or better than the position to which it is being compared.   A position is not substantially equivalent unless (i) the cash compensation offered is the same or higher than that earned immediately prior to the Change in Control, (ii) deferred compensation, incentive and equity compensation, and health and welfare benefits are, in the aggregate, similar to those provided immediately prior to the Change in Control, (iii) the duties are similar to the duties performed prior to the Change in Control; and (iv) the position does not require the Participant to relocate or to commute more than 35 miles each way to the place of employment.   The Participant’s right to voluntarily terminate employment for “Good Reason” expires 180 days after beginning employment in the position that is not “substantially equivalent” to the Participant’s prior position.

7.2. Definition of Change in Control. For purposes hereof, a “Change in Control” means the occurrence of any of the following events:

(a) a dissolution or liquidation of CHCT;

(b) a reorganization, merger or consolidation of CHCT in which CHCT is not the surviving organization;

(c) the sale of all or substantially all of the assets of CHCT;

(d) a pending or threatened takeover bid or tender offer pursuant to which 10% or more of the outstanding securities of CHCT is acquired, whether or not deemed a tender offer under applicable state or federal laws; or

(e) an acquisition (other than directly from CHCT) of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Exchange Act (“Beneficial Ownership”), of voting securities of CHCT (the “Voting Securities”) by any person, individual, entity or group, within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act (each, a “Person”), immediately following which such Person has Beneficial Ownership of 50% or more of the combined voting power of the then outstanding Voting Securities.

Notwithstanding the foregoing, to the extent necessary to satisfy section 409A of the Code, an event will not constitute a Change in Control unless it constitutes a change in the ownership or effective control of CHCT, or in the ownership of a substantial portion of the assets of CHCT, as described in section 409A of the Code and the regulations thereunder.

8.               GENERAL PROVISIONS.

8.1. No Assignment or Transfer; Beneficiaries.   Awards under the Plan shall not be assignable or transferable, except by will or by the laws of descent and distribution, and during the lifetime of a Participant, the Award shall be exercised only by such Participant or by his guardian or legal representative.   Notwithstanding the foregoing, the Committee may provide in the terms of an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other specified under an Award following the Participant’s death.

8.2. Deferrals of Payment.   Notwithstanding any other provisions of the Plan, a Participant may elect to further defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award by electing to subject it to further deferral pursuant to the provisions of this Plan and any Program adopted pursuant to this Plan.   Additional deferral shall be subject to the same rules and procedures as outlined in this Plan and any Program adopted pursuant to this Plan.   Such deferrals are also subject to any additional requirements of section 409A of the Code.

8.3. Employment or Service.   Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person the right to continue in the capacity in which he is employed by, or otherwise serves, CHCT or any Subsidiary.

8.4. Tax Withholding.   Upon any taxable event that occurs with respect to the grant, exercise or lapse of restrictions with respect to an Award, or otherwise, the Participant shall, upon notification of the amount due and as a condition to exercise of an Award, pay to CHCT amounts necessary to satisfy applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to CHCT for such requirements.   The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.

8.5. Unfunded Plan.   The adoption of this Plan and any setting aside of cash amounts or shares of Common Stock by CHCT with which to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement.   The benefits provided under this Plan shall be a general, unsecured obligation of CHCT payable solely from the general assets of CHCT, and neither a Participant nor the Participant’s permitted transferees or estate shall have any interest in any assets of CHCT by virtue of this Plan, except as a general unsecured creditor of CHCT. Notwithstanding the foregoing, CHCT shall have the right to implement or set aside funds in a grantor trust, subject to the claims of CHCT’s creditors, to discharge its obligations under the Plan.

8.6. Other Compensation and Benefit Plans.   This Plan shall not affect any other stock incentive or other compensation plans in effect for CHCT or any Subsidiary, nor shall the Plan preclude CHCT from establishing any other forms of stock incentive or other compensation for employees of CHCT or any Subsidiary.   The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan.

8.7. Plan Binding on Transferees.   The Plan shall be binding upon CHCT, its transferees and assigns, and the Participant, his executor, administrator and permitted transferees and beneficiaries.

8.8. Construction and Interpretation.   Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.   Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

8.9. Severability.  If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

8.10. Governing Law. The validity and construction of the Plan and of the Award Agreements shall be governed by the laws of the State of Maryland.

9.  EFFECTIVE DATE, TERMINATION AND AMENDMENT.

9.1. Effective Date.  The Effective Date of this Plan is April 1, 2014.

9.2. Termination.  The Plan shall continue until terminated by the Board in its sole discretion.  No termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

9.3. Amendment.  The Board may at any time and from time to time and in any respect, amend or modify the Plan; provided, however, that, without the consent of CHCT’s stockholders, no amendment or modification of the Plan shall be effective that would (i) change the class of Eligible Persons under the Plan, (ii) increase the number of shares of Common Stock reserved for issuance under the Plan in accordance with Section 3.1 hereof, (iii) increase the aggregate number of shares of Common Stock that may be granted pursuant to Restricted Stock Awards, in accordance with Section 3.1 hereof, or (iv) require approval of CHCT’s stockholders under the listing requirements of the New York Stock Exchange or the exchange or trading system through which Common Stock may be listed or traded at the time of the amendment.  Notwithstanding anything to the contrary herein, the Board may amend the Plan without further consent or approval to the extent necessary under section 409A of the Code so that Awards issued hereunder will effectively defer compensation in the manner contemplated under each respective Award.

IN WITNESS WHEREOF, the undersigned officer of CHCT has duly executed this Community Healthcare Trust Incorporated 2014 Stock Incentive Plan on this the 1st day of April, 2014, but to be effective as provided herein .

COMMUNITY HEALTHCARE TRUST
INCORPORATED

/s/ Timothy Wallace
By:	Timothy Wallace
Title:	Chairman of the Board and Chief Executive Officer